                                                                   EXHIBIT 10.28

February 11, 2003

Mohan Gyani
c/o Proskauer Rose LLP
1585 Broadway, 24th Floor
New York, NY  10036-8299

Dear Mohan:

It is with reluctance that I write this letter to confirm the terms and conditions of your separation from AT&T Wireless Services, Inc. (the "Company"). This separation agreement ("Separation Agreement") will address the obligations of the Company effective January 4, 2003 when your status will have changed from that of an employee to a consultant. This Separation Agreement amends and supersedes all prior agreements concerning your employment with the Company (but not AT&T Corp.), unless expressly provided otherwise in this Separation Agreement and except with respect to your rights described under the heading "Indemnification" in the letter agreement with the Company dated June 20, 2001 (the "2001 Letter Agreement") for the period of your employment prior to the Separation Date.

1. DUTIES

Effective January 3, 2003, (the "Separation Date"), your responsibilities as President and CEO of AT&T Mobility Services will conclude. You will continue to provide Consulting Services, as defined in Section 5 below, from the location of your choice, as an independent contractor. The Company will not furnish an office, but will make available reasonable secretarial services from its Redmond, Washington offices to support the Consulting Services. In addition to the fees discussed in Section 5 below for Consulting Services, the Company will either provide transportation to meetings and events where your presence is required or reimburse you the reasonable costs incurred for such travel. In addition, for such meetings and events, the Company will reimburse you the reasonable costs incurred for any necessary (i) accommodations, (ii) meals, and
(iii) telephone and courier service charges in each case in connection with your performance of the Consulting Services. You will also (consistent, of course, with the giving of truthful testimony) reasonably cooperate with and assist the Company in its prosecution, conduct or defense of litigation, claims, investigations or governmental


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 2


audits in which the Company determines you have relevant information or may be a witness.

2. EMPLOYEE COMPENSATION

All salary obligations will terminate on the Separation Date. You will be paid for unused vacation accrued as of the Separation Date, not to exceed 200% of the annual vacation accrual for which you are eligible. You will not be eligible for any employee bonus, stock option or other incentive compensation grants for periods ending after the Separation Date. Your bonus for 2002 will be determined by the Compensation Committee (the "Committee") of the Board of Directors in accordance with the 2002 Bonus Plan previously approved by the Committee and subject to the same performance criteria the Board has established for the Senior Leadership Team of the Company. Such bonus will be paid on the same schedule as that established for the other executive officers of the Company (without taking into consideration your ceasing to be an employee in 2003). You will be paid a Value Share Plan award for 2002, subject to the same performance criteria and on the same schedule as that established for active employees of the Company. The Company will also complete a 2002 allocation of 401(k) make-up contributions on your behalf in the Company's Deferred Compensation Plan, such allocation to be made in accordance with the terms of such Plan and on the same schedule as is provided to other executives. Compensation for all ongoing Consulting Services will be as provided in Section 5 below.

This Separation Agreement confirms that all obligations described under the heading "Special Payments" in the 2001 Letter Agreement have been satisfied. It also confirms that, to the extent not already vested, each outstanding Company option grant will vest on the Separation Date and will remain exercisable until the expiration of its original term, subject to the terms related to death. Notwithstanding the foregoing sentence, the provisions of the option granted to you on July 11, 2001, to the effect that if before January 31, 2004 the price of AT&T Corp.'s common stock is equal to or greater than $58 per share (subject to adjustment for stock splits or other changes in AT&T Corp.'s corporate or capital structure) for 10 consecutive trading days then the option will immediately vest and will be cancelled six months and one day later, will continue in full force and effect. The terms of the non-competition provisions governing your options will be no less favorable and no more constraining than as provided for in the 2001 Letter Agreement. All other provisions governing your options will be as set forth in the grant agreement applicable to each such option.

Obligations pertaining to outstanding AT&T Corp. options and other AT&T Corp. employee benefit plans, programs and arrangements are and will remain the responsibility of AT&T Corp. Nothing in this Separation Agreement is intended to modify such obligations. You will direct any inquiries or concerns related to such matters directly to AT&T Corp.

The outstanding and unvested grant of Restricted Stock Units will vest on the Separation Date. You previously elected to defer, to the Company's Deferred Compensation Plan,


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 3


the grant of Restricted Stock Units that was originally scheduled to vest on February 14, 2003 (which, to the extent not fully vested, will vest in full on the Separation Date). The Company will comply with this deferral election and appropriately credit your Deferred Compensation Plan account. The terms of the Company's Deferred Compensation Plan, subject to the limits on the non-competition guidelines contained in the 2001 Letter Agreement, will thereafter govern this benefit in all respects.

3. DEFERRED COMPENSATION ACCOUNT AND NOTES

The deferred compensation account maintained by the Company and established on the Effective Date of the 2001 Letter Agreement ("DCA2") will be paid out in accordance with its original terms following the Separation Date. All sums in DCA2 are vested. Specifically, all amounts credited to the DCA2 through March 31, 2004 will be paid to you (or your designated beneficiary or estate, in the event of your death) within 30 business days after March 31, 2004. Apart from the preceding sentence and the terms of the Company's Deferred Compensation Plan, there are no other obligations to you with respect to any Company deferred compensation plan or account. The promissory notes dated October 2, 2001 and executed by (a) the Company and (b) trusts created by you (and related agreements) will continue in full force and effect.

4. SEVERANCE BENEFITS

You will receive a severance payment of 200% of your annual base salary and target bonus in effect on the Separation Date (which target bonus equals 100% of such base salary), totaling $2,898,207 and payable within 30 days of the later of the Separation Date or the effective date of your irrevocable release of claims, as set forth in Section 9 below.

The Company will provide medical and dental coverage comparable to coverage provided to similarly-situated former executives of AT&T Corp. as of the Separation Date to (a) you for the remainder of your life, (b) your current spouse for the remainder of her life or, if earlier, the date of your divorce or legal separation, and (c) your qualifying dependents (as defined below) for the period they remain your qualifying dependents, at an out-of-pocket cost to you not to exceed 30% of the premiums payable by the Company or its assignee in respect of such benefits. Your qualifying dependents for this purpose means your unmarried biological and adopted children who depend primarily on you for maintenance and support and who are either under age 19, under age 25 and registered full-time as a student at an educational institution, or physically or mentally incapable of self-support. The parties acknowledge that the Company will initially satisfy the foregoing coverage obligation by making coverage available under the AT&T Separation Medical Plan, with each party to bear its share of the premiums thereunder. The Company will use commercially reasonable efforts to provide the foregoing medical and dental benefits in a manner such that neither you nor your current spouse will be taxed on the Company-paid premiums or the benefits received.


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 4


The Company will provide two years of paid financial and tax counseling. Such financial and tax counseling benefits will be comparable to those provided under the then-existing program for the Company's Senior Leadership Team members.

5. CONSULTING SERVICES

At the request of the Company's Chief Executive Officer ("CEO"), you will be available to the CEO and other members of the Company's Senior Leadership Team for reasonable consultation and advice on matters related to Company operations, strategy, technology, sales, marketing, human resources and other matters in which you played a role while you were employed by the Company. You will be available to consult directly with the CEO on strategic and business development matters and will continue to serve as a member of the boards on which you currently serve at the request of the Company, and on such other boards or similar bodies as you and the Company mutually agree (to the extent acceptable to each such board or similar body). You are free to serve on such additional charitable, civic or other boards or similar bodies as you may from time to time desire, consistent with the Company non-competition guidelines existing at the time of the commencement of such service and this Separation Agreement. You also may be requested to participate in certain Company events from time to time.

When you are serving on any board (including any other similar body) at the request of the Company, you will express views and cast votes in a manner consistent with your then reasonable understanding of Company policy. To the extent practicable, you will consult with the CEO prior to taking a position on any such board on a matter on which you reasonably believe consultation with the CEO would be advisable.

Any service on a board at the request of the Company, together with all advisory activities, will be referred to in this Separation Agreement as "Consulting Services." The Consulting Services will not require, on an aggregate quarterly basis, more than 15% of your business time during such quarter. All Consulting Services will be provided by you as an independent contractor. The only support to be provided by the Company is (a) the assistance of a secretary, (b) reasonable access to Company resources and personnel as appropriate to assist you in understanding and communicating the Company's position in connection with the Consulting Services, and (c) continued access to the Company's e-mail and voice mail systems, in each case as needed and as specified in Section 1 above, to facilitate the provision of the Consulting Services requested by the Company. You will instruct third parties, without exception, that all amounts due from such third party with respect to the Consulting Services, including, without limitation, board fees and honoraria, if any, are the property of the Company and are to be promptly paid to the Company; provided, however, that if you receive any such payment, you shall promptly pay it over to the Company.

You will provide the Company with Consulting Services, as requested by the Company's CEO, for a period of 24 months commencing January 2003, subject to earlier cancellation at any time upon 30 days' written notice by either party, provided, however, that if such cancellation is by the Company other than as a result of Cause (as defined in the 2001


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 5


Letter Agreement), the Company shall pay you in a lump sum, within 30 days of such cancellation and without mitigation or offset, the unpaid portion of the amounts that would be due during the 24-month period for the Consulting Services, plus, if and when applicable, the amounts due under the next paragraph. The Company will pay a fee of $30,000 monthly for such services. The Company will accept a quarterly invoice for each period anytime after the first month of the relevant quarter. Invoices must contain a separate taxpayer identification number and other information routinely required for invoices from the Company's vendors and consultants.

In addition to the Consulting Services described in this Section above, in the event the Company enters into any transaction on or before September 30, 2003 that would, if concluded, constitute a change of control transaction or event under the then-existing Company severance or change of control plan for senior executives (a "Change of Control Transaction"), you will be requested to perform certain consulting and advisory services related to the preparation for and conclusion of such Change of Control Transaction. At the time of the closing of the Change of Control Transaction and only in the event of a closing of such a Change of Control Transaction, you will receive an additional one-time fee $729,103. In the event you die after performing material services but before receiving the fee otherwise due, the Company will pay the fee to your estate.

In the event of any material breach of the limitations set forth in the Company's non-competition guidelines (as in effect at the time you commenced any activity that the Company may allege constitutes such a breach) while you are providing Consulting Services to the Company that is not cured within 20 days after written notice to you by the Company thereof, the Company may, at its discretion, terminate its obligations to retain you as a consultant under this Separation Agreement without the obligation to pay any further fees due under this Section 5 and may, at any time within the applicable limitations period, require you to repay to the Company all or any portion of any fees paid to you under this Section 5 for your performance of the Consulting Services; provided, however, that the Company may provide such notice of breach only within 30 days after such breach becomes known to the Chief Executive Officer or General Counsel, whichever is earlier.

6. CONFIDENTIALITY

You acknowledge and agree that information not generally known to the public that relates to the business, technology, subscribers, customers, employees, finances, plans, proposals, or practices of the Company or of any third parties doing business with the Company ("Confidential or Proprietary Information") is the sole property of the Company. You further acknowledge and agree that Confidential and Proprietary Information includes, but is not limited to, the trade secrets, business plans, software programs, financial data, customer lists, identities of subscribers, customers and prospects, marketing plans, nonpublic financial information, and all other information Company designates as "confidential" and all other information and matters not generally known to the public. You agree that you will not at any time during the balance of your employment, during the 24 month period when you will provide Consulting Services, or


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 6


at any time thereafter, disclose, copy or in any way use any Confidential or Proprietary Information of the Company or any subsidiary or affiliate of the Company, except as required in the course of such employment (or Consulting Services) or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company, or as may be required by law; provided that, if you receive legal process with regard to disclosure of such Information, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process. You further agree that you will not use any computer access code or password belonging to the Company and that you will not access any computer or database in the possession or control of the Company after the end of the period of the Consulting Services.

Promptly following the Separation Date, you agree that, whether at the insistence of you or the Company and regardless of the reasons therefore, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (a) any such documents which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment with the Company,
(b) any such documents that are desirable, in your good faith judgment, to your performance of the Consulting Services, or (c) your personal rolodex, phone book and similar personal items. Promptly following the end of the period of the Consulting Services, you further agree to so deliver a copy of the documents described in part (b) of the foregoing sentence.

You agree that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 6; accordingly, the Company will be entitled, in addition to its rights at law, to an injunction and other equitable relief without the need to post a bond.

7. INDEMNIFICATION

The Company will indemnify and hold you harmless to the fullest extent permitted by applicable law and the Company's Certificate of Incorporation and By-laws with regard to any action or inaction by you during the period of the Consulting Services (a) as an officer or director of the Company's affiliates, including service with respect to benefit plans of such affiliates, (b) within the scope of your responsibilities as a director or member of any external board when the Company has designated you to serve as a director or member, or (c) as a result of the performance of the Consulting Services. The Company will cover you for activities on behalf of the Company during the term of the Consulting Services under its then-existing director and officer liability insurance policy to the same extent it covers its officers and directors.


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 7


8. DISPUTE RESOLUTION

Any dispute, controversy, or question arising out of or relating to this Separation Agreement that cannot be resolved by good faith negotiation will be subject to binding arbitration in accordance with this provision and the CPR Rules for Non-Administered Arbitration of Business Disputes. To the extent that the provisions of this Agreement and the prevailing rules of the CPR conflict, the provisions of this Agreement shall govern. Any arbitration must be commenced within two years of the occurrence of the act or event giving rise to the underlying claim. The arbitration shall be conducted by a sole arbitrator. The parties shall have 30 days after the Respondent's receipt of the Notice of Arbitration to agree on a neutral arbitrator from a list provided by CPR. The arbitration proceeding shall be conducted in King County, Washington. The arbitration award shall be made within 30 days of the conclusion of the arbitration, and shall be in writing and specify the factual and legal bases for the award. The award of the arbitrator may be entered in any court that has jurisdiction. After service of the Notice of Arbitration and before the appointment of the arbitrator, either party may apply to a court of competent jurisdiction for temporary or interim injunctive relief. In the event that you are successful in pursuing any material claims or disputes arising out of this Separation Agreement, the Company will pay all of your attorneys' fees and costs reasonably incurred, including the compensation and expenses of any arbitrator. In any other case, you and the Company will each bear all their own costs and attorneys' fees, except the Company will in all events pay the costs of any arbitrator appointed hereunder.

9. RELEASE

In return for the additional consideration from the Company described in this Separation Agreement, you, on your own behalf and on behalf of all persons or entities that may claim through you, knowingly and voluntarily forever and unconditionally release, covenant not to sue, and give up any rights, claims, or complaints that you may have against the Company, its parents, subsidiaries, partners, affiliates, and the agents, insurers, officers, employees, fiduciaries, employee benefits plans, employee benefits committees, and attorneys of each of these entities, which relate to or arise in any way out of your employment with, or separation from employment with, the Company.

Without limiting the generality of the foregoing, this release applies to claims for compensation and benefits alleged to be owing to you, as well as claims of wrongful or constructive discharge, breach of contract, tortious or unlawful conduct by the Company or its employees or agents, discrimination, harassment, defamation, negligence or other improper actions alleged to be taken by Company or its employees or agents, and claims that may arise under many different laws, specifically including but not limited to rights or claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964 and Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act, and all other federal, state or local laws prohibiting employment discrimination, requiring


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 8


employers to provide leaves of absence, or restricting an employer's right to terminate employees or otherwise regulating the employment relationship. You understand that this release binds you and your heirs and assigns.

This release applies to all rights or claims, whether known or unknown, that arise on or before the date that you sign this Separation Agreement. This release does not apply to (1) your right to enforce the terms of this Separation Agreement, (2) any rights or claims based on occurrences that may arise after you sign this Separation Agreement, (3) rights to amounts due under the terms of any Company benefit plan, as modified by this Separation Agreement, (4) rights to indemnification and to director and officer liability insurance coverage as described under the heading "Indemnification" in the 2001 Letter Agreement and for periods of employment prior to the Separation Date, and (5) rights as a shareholder.

California Employee Waiver of Section 1542. You expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." By entering this Separation Agreement, you confirm that you understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims. You expressly assume the risk of such unknown and unanticipated claims and agree that this Separation Agreement applies to all claims whether known, unknown or unanticipated.

Because this release of claims affects your legal rights, you should consult an attorney if you so desire. You may have up to 21 days to consider the terms of this Separation Agreement. If you sign this Separation Agreement in less than 21 days, you acknowledge and agree that you had adequate time and opportunity to fully consider its provisions and have knowingly waived the right to take the full period offered for your consideration. After you sign this Separation Agreement, you may rescind it by providing me written notice of your decision to rescind within seven days of signing.

10. CHOICE OF LAW

The construction, interpretation and performance of this Separation Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

11. REPORTING OBLIGATIONS

All information related to this Separation Agreement (or any prior agreement), or actual compensation, other payments or benefits received by you will be properly reported by you and the Company in accordance with all applicable laws and regulations, and will not be grossed up. You agree reasonably to cooperate with the Company in reporting such information.


                                                                       CONFORMED

Mohan Gyani
February 11, 2003
Page 9


12. ATTORNEY'S FEES

The Company shall promptly pay your reasonable costs of entering into this Separation Agreement, including the reasonable fees and expenses of your counsel, not to exceed $20,000 in the aggregate.

13. SUCCESSORS AND ASSIGNS

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Separation Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Separation Agreement, the "Company" shall mean the Company and any successor to its business and/or assets that assumes and agrees to perform this Separation Agreement by operation of law or otherwise. This Separation Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts (except, subject to Section 5, unearned fees for Consulting Services) shall be paid in accordance with the terms of this Separation Agreement to your estate, unless otherwise provided herein or under the terms of an applicable Company benefit plan.

14. GENERAL

This Separation Agreement reflects the entire agreement regarding the terms and conditions of your separation, your employee compensation and benefits (except for employee benefits due in the normal course under the terms of the Company's employee benefit plans, such as the 401(k) plan, in which case such terms will control) and your payments for Consulting Services. Accordingly, this Separation Agreement supersedes and completely replaces any prior oral or written communication between you and the Company on the subject matter hereof, except as expressly provided herein.

If you agree with the foregoing, and affirm that, to the best of your knowledge, there are no agreements or other impediments that would prevent you from properly performing all aspects of this Separation Agreement, please sign in the space provided below and return the original executed copy to me at 16661 NE 72nd Way, Redmond, Washington 98052.

Sincerely yours,                           Agreed and Accepted


/s/                                        /s/

Jane Marvin                                Mohanbir S. Gyani
Executive Vice President,                  02/11/03
Human Resources


                                                                       CONFORMED